                 NOTICE OF SHARE EXCHANGE AND APPRAISAL RIGHTS
                           AVAILABLE TO SHAREHOLDERS
                                      OF

                          BERLITZ INTERNATIONAL, INC.
                     IN CONNECTION WITH THE SHARE EXCHANGE
                                 CONDUCTED BY

                     BENESSE HOLDINGS INTERNATIONAL, INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                              BENESSE CORPORATION


TO THE HOLDERS OF SHARES OF COMMON
STOCK OF BERLITZ INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that effective on or about July 3, 2001 (the "Effective Date of the Share Exchange"), Benesse Holdings International, Inc., a Delaware corporation ("BHI") and a wholly owned subsidiary of Benesse Corporation, a corporation organized under the laws of Japan ("Benesse"), will acquire by share exchange (the "Share Exchange") all of the then outstanding shares of Berlitz International, Inc., a New York corporation ("Berlitz"). The Share Exchange will be effected pursuant to Section 913(g) of the New York Business Corporation Law (the "NYBCL") on the date a Certificate of Exchange is filed by the New York Department of State following delivery of such Certificate of Exchange to the New York Department of State. BHI currently owns in the aggregate approximately 97.8% of the outstanding shares of Common Stock, par value $.10 per share (the "Shares"), of Berlitz. Under the NYBCL, no action will be required by the shareholders of Berlitz for the Share Exchange to become effective. As a result of the Share Exchange, on the Effective Date of the Share Exchange, Berlitz will become a wholly owned subsidiary of BHI. The full terms and conditions of the Share Exchange are set forth in the enclosed Plan of Exchange of Shares (the "Plan of Exchange") and the summary contained in this Notice of Share Exchange and Appraisal Rights is qualified in its entirety by the Plan of Exchange.

     Pursuant to the terms of the Plan of Exchange, as of the Effective Date of the Share Exchange, each of the outstanding Shares (other than those owned by BHI) will be converted, subject to the appraisal rights described below, into the right to receive $16.50 in cash, without interest, following either the surrender of the certificate(s) for such Share(s) to Citibank, N.A., as Exchange Agent (the "Exchange Agent"), or the delivery of Share(s) by book-entry transfer to an account maintained by the Exchange Agent at the Book-Entry Transfer Facility (as defined in the enclosed letter of transmittal (the "Letter of Transmittal")), in the manner set forth in the Letter of Transmittal.


SURRENDER OF CERTIFICATES AND DELIVERY OF SHARES BY BOOK-ENTRY TRANSFER

     The Exchange Agent will accept the surrender of certificates for Shares and the delivery of Shares by book-entry transfer from this day forth and, after the Effective Date of the Share Exchange, will make payments of $16.50 per Share (the "Purchase Price") in exchange for such Shares.

     TO RECEIVE THE PURCHASE PRICE, YOU OR YOUR DULY AUTHORIZED REPRESENTATIVE MUST (A) DELIVER THE ENCLOSED LETTER OF TRANSMITTAL, APPROPRIATELY COMPLETED AND EXECUTED, TO THE EXCHANGE AGENT AND (B)(I) SURRENDER YOUR SHARES BY DELIVERING THE STOCK CERTIFICATES THAT REPRESENT SUCH SHARES TO THE EXCHANGE AGENT OR (II) DELIVER YOUR SHARES BY BOOK-ENTRY TRANSFER TO AN ACCOUNT MAINTAINED BY THE EXCHANGE AGENT AT THE BOOK-ENTRY TRANSFER FACILITY, ALL AS SET FORTH IN THE LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS.

     Each person who does NOT plan to seek an appraisal of his Shares is urged to execute (or, if he is not the record holder of such Shares, to arrange for his duly authorized representative to execute) and mail or deliver a Letter of Transmittal to the Exchange Agent at one of the addresses set forth in the Letter of Transmittal. SHAREHOLDERS SHOULD NOTE THAT THE SURRENDER OF CERTIFICATES FOR SHARES OR THE DELIVERY OF SHARES BY BOOK-ENTRY TRANSFER TO THE EXCHANGE AGENT MAY CONSTITUTE A WAIVER OF APPRAISAL RIGHTS UNDER THE NYBCL.

     Each shareholder should note that the method of delivery of the Letter of Transmittal, stock certificate(s) and all other required documents is at the election and risk of the shareholder. IF THE DECISION IS MADE TO SEND STOCK CERTIFICATE(S) BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATE(S) BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.


APPRAISAL RIGHTS

     Notwithstanding the Share Exchange, Shares held by shareholders of Berlitz who (a) do not execute and return (or cause to be executed and returned) a Letter of Transmittal with respect to such Shares or otherwise surrender or deliver by book-entry transfer such Shares for the Purchase Price, (b) perfect their rights to appraisal of such Shares in accordance with Section 623 of the NYBCL ("Section 623") and (c) do not thereafter withdraw their demands for appraisal of such Shares or otherwise lose or waive their appraisal rights, in each case in accordance with the NYBCL, shall represent the right to receive from Berlitz such payment as the holders thereof may be entitled to receive as determined by the New York State Supreme Court (the "Court") in an appraisal proceeding.

     Section 623 provides a procedure by which persons who are shareholders of Berlitz at the Effective Date of the Share Exchange may seek an appraisal of their Shares in lieu of accepting the Purchase Price. A demand for appraisal must be made in writing by or for the shareholder of record wishing to demand appraisal and must state certain information as described below. In any such appraisal proceeding, the Court would determine the fair value of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Share Exchange. Shareholders should recognize that such appraisal could result in a determination of a value higher or lower than or equivalent to the Purchase Price. Following such an appraisal proceeding, the Court would direct Berlitz, pursuant to Section 623, to make payment of such fair value of the Shares, together with a fair rate of interest, if any, to the shareholders entitled thereto who properly demanded appraisal.


APPRAISAL PROCEDURE

     This Notice of Share Exchange and Appraisal Rights affords shareholders of Berlitz the notice required by Section 623. The right to appraisal will be lost unless it is perfected by full and precise satisfaction of the requirements of
Section 623, the text of which is set forth in full in Exhibit A hereto. MERE FAILURE TO EXECUTE AND RETURN A LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT DOES NOT SATISFY THE REQUIREMENTS OF SECTION 623; RATHER, A SEPARATE WRITTEN DEMAND FOR APPRAISAL MUST BE PROPERLY EXECUTED AND DELIVERED TO BERLITZ AS DESCRIBED BELOW.

     A shareholder of Berlitz who wishes to demand appraisal of his Shares must make a written demand for appraisal ON OR PRIOR TO JUNE 21, 2001 (i.e., within 20 calendar days after the date of mailing of the enclosed Plan of Exchange). A demand for appraisal must state the shareholder's name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his Shares. A demand for appraisal should be addressed to Berlitz at the following address:

                               Berlitz International, Inc.
                               400 Alexander Park
                               Princeton, New Jersey 08540
                               Attn: Paul H. Weinstein

     As provided under Section 623, failure of a shareholder of Berlitz to make a written demand for appraisal (or the failure of a beneficial owner of Shares to cause the record holder of such Shares to demand an appraisal of such Shares) within such time limit will result in the loss of such shareholder's appraisal rights. The written demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the certificate(s) for his Shares. If the Shares are owned of record in a fiduciary or representative capacity, such as by a trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation, execution of the demand must be made in such capacity, and if the Shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, such agent must identify the record owner(s) and expressly state that the agent is acting as agent for the record owner(s) of such Shares. A record holder, such as a broker, who holds Shares as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the Shares held for such beneficial owners.

     A shareholder may not dissent and demand appraisal rights as to less than all Shares of which he is both record and beneficial owner and as to which he has a right of dissent. Additionally, a nominee or fiduciary may not dissent on behalf of a shareholder as to less than all Shares beneficially owned by such shareholder of which such nominee or fiduciary is the record owner and as to which such nominee or fiduciary has a right of dissent.

     Any shareholder who has made an election to dissent will not, after the Effective Date of the Share Exchange, have any of the rights of a shareholder with respect to his Shares other than the right to be paid the fair value of his Shares under the NYBCL. Any notice of election to dissent may be withdrawn by a dissenting shareholder at any time prior to his acceptance in writing of any offer by Berlitz but in no case later than 60 days after the Effective Date of the Share Exchange (or if Berlitz fails to make a timely offer to pay such shareholder the fair value of his Shares as described below, at any time within 60 days after any date such an offer is made), or thereafter with the written consent of Berlitz. Any dissenting shareholder who withdraws his notice of election to dissent or otherwise loses his dissenter's rights shall thereupon have only the right to receive the Purchase Price.

     At the time of making an election to dissent or within one month thereafter, a dissenting shareholder must submit the certificate(s) representing his Shares to Berlitz or its transfer agent, for notation thereon of the election to dissent, after which such certificate(s) will be returned to the shareholder or other person who submitted them on his behalf. Failure to submit the certificate(s) may result in the loss of dissenter's rights.

     Within 15 days after the expiration of the period within which shareholders must file their notices of election to dissent, or within 15 days after the Effective Date of the Share Exchange, whichever is later (but in no case later than 90 days after the adoption of the Plan of Exchange by BHI), Berlitz is required to make a written offer by registered mail to each shareholder who has filed a notice of election to dissent to pay for such holder's Shares at a specified price which Berlitz considers to be their fair value. BHI intends to seek to cause Berlitz to make such written offer to each shareholder who has filed such notice of election to dissent at a price that it determines to be the fair value of such holder's Shares. Such offer will be accompanied by a statement setting forth the aggregate number of Shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. Such offer will also be accompanied by (a) advance payment to each dissenting shareholder who has submitted his certificate(s) for notation thereon as described above, of an amount equal to 80 percent of the amount of such offer, or (b) as to each dissenting shareholder who has not yet submitted his certificate(s) for notation thereon, a statement that advance payment to him of an amount equal to 80 percent of the amount of such offer will be made by Berlitz promptly upon submission of his certificate(s). Acceptance of such advance payment by a dissenting shareholder will not constitute a waiver of his dissenter's rights. If within 30 days after the making of such written offer by Berlitz, Berlitz and any dissenting shareholder agree upon the price to be paid for his Shares, payment therefor will be made within 60 days after the making of such offer, upon the surrender of the certificate(s) for any such Shares represented by certificate(s).

     If Berlitz fails to make such an offer within the 15-day period described above, or if it makes an offer but Berlitz and a dissenting shareholder do not agree within 30 days of the making of the offer upon the price to be paid for such shareholder's Shares, Berlitz must, within 20 days following such 15 or 30-day period, as the case may be, institute a special proceeding in the Court in the judicial district in which the office of Berlitz is located, to determine the rights of dissenting shareholders and fix the fair value of their Shares. If Berlitz does not institute such a proceeding within such 20-day period, any dissenting shareholder may, within 30 days after the expiration of such 20-day period, institute a proceeding for the same purpose. If such proceeding is not instituted within such 30-day period, dissenting shareholders who have not agreed with Berlitz as to the price to be paid for their Shares will lose their dissenter's rights, unless the Court, for good cause shown, shall otherwise direct.

     All dissenting shareholders, other than those who agreed with Berlitz as to the price to be paid for their Shares, will be made parties to such appraisal proceeding, which shall have the effect of an action quasi in rem against their Shares. The Court will determine whether each dissenting shareholder is entitled to receive payment for his Shares and will then determine the fair value of his Shares as of the close of business on the day prior to the date the Share Exchange was authorized by BHI, acting in its capacity as the 90% shareholder of Berlitz. In fixing the fair value of the Shares, the Court will consider the nature of the transaction giving rise to the shareholder's right to receive payment for his Shares under the NYBCL, the effects of such transaction on Berlitz and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. Within 60 days after the completion of any such Court proceeding, Berlitz will be required to pay to each dissenting shareholder the amount found to be due him, with interest thereon at such rate as the Court finds to be equitable, upon surrender to Berlitz by such shareholder of the certificate(s) representing his Shares. If the Court finds that the refusal of any dissenting shareholder to accept the offer of Berlitz was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to such shareholder.

     The parties to such appraisal proceeding will bear their own costs and expenses, including the fees and expenses of their counsel and any experts employed by them, except that the Court, in its discretion and under certain conditions, may apportion and assess all or any part of the costs, expenses and fees incurred by Berlitz against any dissenting shareholders, including any dissenting shareholders who have withdrawn their notices of election to dissent from the Share Exchange, who the Court finds were arbitrary, vexatious or otherwise not acting in good faith in refusing any offer of payment Berlitz may have made.

     The Court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against Berlitz if the Court finds any of the following: (i) that the fair value of the Shares as determined materially exceeds the amount which Berlitz offered to pay; (ii) that no offer or required advance payment was made by Berlitz; (iii) that Berlitz failed to institute the special proceeding within the period specified therefor; or (iv) that the action of Berlitz in complying with its obligations as provided in
Section 623 was arbitrary, vexatious or otherwise not in good faith. In making any determination as described in this paragraph, the Court may consider the dollar amount or the percentage, or both, by which the fair value of the Shares as determined exceeds Berlitz's offer.

     The enforcement by a shareholder of his right to receive payment for his Shares in the manner provided in the NYBCL may exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except the right to bring or maintain appropriate action to obtain relief upon a showing of fraud, misrepresentation or self-dealing as to such shareholder.

     The foregoing brief summary does not purport to be a complete description of the applicable provisions of Section 623, and is qualified in its entirety by reference to Section 623, which is attached hereto in full as Exhibit A. Any holder of Shares contemplating the exercise of dissenter's rights is urged to review carefully the provisions of Section 623. Failure by any holder of Shares to follow precisely all of the steps required by the NYBCL to perfect dissenters' rights will result in the loss of those rights. Additionally, in view of the complexities of the foregoing provisions of the NYBCL, Berlitz shareholders who are considering pursuing their dissenters' rights may wish to consult with legal counsel. For more information concerning the Share Exchange, shareholders are directed to Berlitz's Solicitation/ Recommendation Statement on Schedule 14D-9, copies of which were mailed to such shareholders on April 6, 2001.


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ADDITIONAL INFORMATION


     From April 6, 2001 until May 31, 2001, BHI conducted an offer to purchase all outstanding Shares other than those Shares which were owned by BHI, Benesse and Mr. Soichiro Fukutake, the Chairman of BHI and the President of Benesse (the "Offer"). The price paid per Share in the Offer was $16.50, net to the seller in cash. In making their decisions as to the exercise of appraisal rights, shareholders are urged to review the Offer to Purchase, dated April 6, 2001, by BHI, which was previously mailed to such shareholders in connection with the Offer. Copies of such Offer to Purchase can be obtained by written request directed to Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004.


INFORMATION CONCERNING BERLITZ


     Prior to the Effective Date of the Share Exchange, Berlitz will continue to be subject to the information reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will continue to file reports and other information with the Commission relating to Berlitz's business, financial condition and certain other matters until the Effective Date of the Share Exchange. These reports and other information should be available for inspection at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center (Suite 1300), New York, New York 10048; Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies may also be obtained by mail, upon payment of the Commission's customary fees, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains certain reports and other information regarding registrants that file electronically with the Commission.



Date: June 1, 2001





                                     BENESSE HOLDINGS INTERNATIONAL, INC.

                                       5

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                                                                       EXHIBIT A


                       NEW YORK BUSINESS CORPORATION LAW


Section 623 PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR
SHARES

     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

     (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

     (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

     (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

     (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

     (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

     (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

     (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all dissenting shareholders who are parties to the proceeding against the corporation if the court find any of the following:
   (A) that the fair value of the shares as determined


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   materially exceeds the amount which the corporation offered to pay; (B)
   that no offer or required advanced payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.


     (8) Within sixty days after final determination of the proceedings, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.


     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.


     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:


     (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or


     (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.


     (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.


     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.


     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).


     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).


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